Exhibit 99

Video Display Corporation Reports Sharply Higher Earnings

    ATLANTA--(BUSINESS WIRE)--Oct. 14, 2003--Video Display Corporation (NASDAQ: VIDE) today released financial results of its second quarter of fiscal 2004 ended August 31, 2003. Net income reported at $1,002,000 was an increase of 181% versus the comparable quarter of the previous fiscal year. Due to the lower number of outstanding shares, earnings per share increased 200% on a fully diluted basis to $0.21 versus the previous year second quarter of $0.07 per share.
    For the six month period ended August 21, 2003, the Company reported net earnings on a fully diluted basis of $0.37 versus $0.14 per share or an increase of 164% for the period versus the previous year.
    Ron Ordway, Chairman and CEO, credited the superior earnings performance to a change in the Company's product mix with lower margin CRT display sales shrinking for the quarter to 16.5% versus 21.9% of total Company revenues. This was offset by higher margined sales in defense, training and simulation markets. Overall pretax margins increased from 2.8% to 8.5% for the quarter and from 2.9% to 7.5% for the six month period.

    This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. In addition, from time to time, Video Display Corporation or its representatives have made or may make forward-looking statements, orally or in writing. Such forward-looking statements may be included in, but are not limited to, various filings made by the Company with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions.


                          Three Months Ended       Six Months Ended
                         08/31/03    08/31/02    08/31/03    08/31/02
                         --------------------    --------------------
Net sales            $19,115,000  $19,607,000  $38,128,000 $38,426,000
Operating profit       1,864,000    1,016,000    3,399,000   1,738,000
Net income             1,002,000      357,000    1,783,000     696,000
Basic earnings per share   $0.22        $0.07        $0.39       $0.15
Diluted earnings per share $0.21        $0.07        $0.37       $0.14
Basic weighted average
  shares outstanding   4,579,000    4,746,000    4,609,000   4,760,000
Diluted weighted average
  shares outstanding   4,922,000    5,105,000    4,946,000   5,105,000

    CONTACT: Video Display Corporation, Atlanta
             Ronald D. Ordway, 770-938-3080